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                                                                   EXHIBIT 10.1



                       AMENDMENT TO EMPLOYMENT AGREEMENT


         This Amendment to Employment Agreement (this "Amendment") dated and effective as of April 1, 1999, by and between Precision Response Corporation, a corporation organized and existing under the laws of the State of Florida ("Company"), and David L. Epstein ("Executive")

                              W I T N E S S E T H

         WHEREAS, Company currently employs Executive pursuant to that certain Employment Agreement dated May 15, 1996, by and between Company and Executive (the "Agreement"); and

         WHEREAS, Company and Executive desire to amend certain of the provisions of the Employment Agreement as set forth herein.

         NOW THEREFORE, the parties agree that the Agreement shall be amended effective as of and after the date hereof as follows:

         1. Paragraph 1 of the Agreement is amended and restated in its entirety as follows:

         "Company hereby employs Executive as its Chief Executive Officer throughout the balance of the term of this Agreement and agrees to cause Executive from time to time to be elected or appointed to such corporate office. Executive accepts such employment. The duties and responsibilities of Executive shall include duties and responsibilities consistent with Executive's corporate office, including, without limitation, those set forth in the bylaws of Company from time to time, overall responsibility and authority for the conduct of all operations and business of Company and the employees of Company, and such other duties and responsibilities which the Board of Directors of Company or Chairman of the Board from time to time may reasonably assign to Executive consistent with the foregoing. Unless otherwise determined by agreement of Executive and the Board of Directors of Company, Executive shall also serve in the same corporate office with Company's subsidiaries (and Company's successor, in the event of any corporate reorganization) throughout the term of this Agreement, and shall have the same duties and responsibilities with respect to such subsidiaries (and such successor) as he has with respect to Company, but without additional compensation, and Company (for itself and on behalf of its successor) agrees to cause Executive from time to time to be elected or appointed to such corporate office.

         2. Paragraph 2 of the Agreement is amended and restated in its entirety as follows:

         "Term. Subject to the provisions for earlier termination set forth in
         Section 7 hereof, this Employment Agreement shall commence as of the date hereof and shall continue until 5:00, p.m., March 31, 2002 (the "Initial Term"), with the Initial Term to be automatically renewed and extended for consecutive additional one year periods unless, at least sixty (60) days prior to the expiration of the Initial Term or any one year renewal period thereof, either party hereto delivers to the other party hereto written notice of such party's termination of this Agreement at the expiration of the Initial Term or any one year renewal period thereof (as



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         the case may be). The Initial Term together with any or all one year renewal periods thereof are hereinafter collectively referred to as the "Employment Term"."

         3. For purposes of paragraphs 4 and 7(e)(ii) of the Agreement, the Miami-Ft. Lauderdale, Florida metropolitan area shall not extend further south than the location of Company's executive offices as of the date of this Amendment.

         4. The second sentence of paragraph 5 of the Agreement is amended and restated in its entirety as follows:

         "The Base Salary shall be increased, effective on January 1st of each year during Executive's employment (the "Adjustment Date") by an amount at least equal to the percentage increase in the U.S. Department of Labor Consumer Price Index (All Items) for all Urban Consumers, U.S. City Average, 1982-1984 - 100 (the "Index") since December 31, 1998, or the previous Adjustment Date, whichever is later."

         5. Paragraph 6(a) of the Agreement is amended and restated in its entirety as follows:

         "Bonus. Executive shall receive an annual bonus in an amount to be determined by the Compensation Committee of the Board of Directors of Company in its sole and absolute discretion. Subject to the provisions regarding payment upon termination or expiration of employment set forth in Section 8 hereof, each annual bonus shall be paid on or before March 31 of each year of the Employment Term. The bonus payable on or before each March 31 shall be based upon the operating results of Company and Executive's performance during the calendar year (or the portion thereof in which Executive was employed hereunder) immediately preceding such March 31. Each bonus shall be subject to payroll deductions and tax withholdings in accordance with Company's usual payroll practices and as required by law."

         6. Paragraph 6(b) of the Agreement is amended by adding the following additional sentence at the end thereof:

         "Furthermore and notwithstanding anything to the contrary contained herein, all of the outstanding options of Executive shall be fully vested and immediately exercisable (a) no later than the date of the expiration of the Initial Employment Term, (b) upon Executive terminating his employment as a result of the occurrence of a Constructive Termination or (c) upon a change in control (as such term has been generally defined with respect to grants of options to senior executive officers of Company prior to April 1, 1999) ."

         7. Paragraph 6(d) of the Agreement is amended and restated in its entirety as follows:

          "Vacations and Holidays. Executive shall be entitled to six weeks vacation each full year of the Employment Term (prorated for any partial year), with full compensation, which, to the



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         extent unused, may be carried over from year to year (provided, however, that Executive shall not be entitled to be compensated for any unused vacation days upon termination of employment). The periods during which Executive will be absent from work for vacation shall be at the reasonable discretion of Company."

         8. Paragraph 6 of the Agreement is amended by adding the following new subparagraph (g) at the end thereof:

         "(g)       Directors' and Officers' Liability Insurance. Company will endeavor to maintain Company's directors' and officers' liability insurance at least at the same level of coverage as in effect as of April 1, 1999."

         9. Clause (i) of paragraph 7(c) of the Agreement is amended by adding at the end of such clause (i) the following words: "on or with respect to Company,"

         10. The first sentence of paragraph 8(c) of the Agreement is amended and restated in its entirety as follows:

         "(c) Involuntary Termination. If Executive's employment shall be terminated for any reason not set forth in subparagraphs 7(a) through
         (d) above, or if a Constructive Termination occurs, prior to the end of the term of this Agreement, or upon expiration of the Employment Term pursuant to the terms of paragraph 2 hereof, then (without limiting any other rights or claims which Executive may have against Company or others) Executive shall be entitled to receive within thirty (30) days after the date of termination or expiration a cash amount equal to three (3) full years of Executive's Base Salary, bonuses and other compensation and benefits provided for in this Agreement, or, if more, the Base Salary, bonuses and other compensation and benefits provided for in this Agreement from the date of such termination through the end of the Initial Term."

         11. Paragraph 12 is amended to provide that notice to the Company shall be to the attention of each of the "Chairman and General Counsel" rather than to the "CEO and General Counsel."

         12. Schedule 6(e) to the Agreement is amended to provide, immediately following the description of the Country Club Memberships, as follows:

                               "SPLIT DOLLAR PLAN

                    Company shall commence funding a portion of the premiums due on two life insurance policies issued on September 1, 1995, by New York Life Insurance Company insuring, in one policy, the lives of Executive and his wife, Jodi A. Epstein and, in the other, the life of Executive, pursuant to two separate written "Split Dollar" agreements in the form executed by the two separate trusts administered for the benefit of Mr. Epstein's family, each of which is an owner of one of the insurance policies, and Company, as same may be amended from time to time."



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         13.        Schedule 10 to the Agreement and the Registration Rights
Agreement dated as of May 15, 1996 between Company and Executive (the "Registration Rights Agreement") are amended (a) to replace the incorrect reference to "Mark J. Gordon" in Section 1.01(j) of the Registration Rights Agreement with "David L. Epstein" and (b) to provide in Section 2.04 of the Registration Rights Agreement that notice to the Executive shall be addressed and sent as follows:

                    "David L. Epstein
                    3478 Derby Lane
                    Westin, Florida 33331,"

         14. Except as otherwise specifically modified by this Amendment, all terms, conditions and provisions of the Agreement shall remain effective and shall continue to operate in full force throughout the entire term of the Agreement, as amended hereby.

         15. This Amendment shall be governed by and construed pursuant to the laws of the State of Florida.

         16. This Amendment may be executed in counterparts, each of which shall be an original, but both of which together shall constitute one and the same instrument.

         THE PARTIES hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                     PRECISION RESPONSE CORPORATION



                                     BY: /s/ Mark J. Gordon
                                         --------------------------------------
                                         Mark J. Gordon, Chairman of the Board



                                         /s/ David L. Epstein
                                         --------------------------------------
                                         DAVID L. EPSTEIN



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